Exhibit 5.1

[Letterhead of Skadden, Arps, Slate, Meagher and Flom LLP]

August 1, 2016

Kinsale Capital Group, Inc.
2221 Edward Holland Drive, Suite 600
Richmond, VA 23230

Re:          Kinsale Capital Group, Inc.
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Kinsale Capital Group, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”) to be filed on the date hereof by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the issuance and sale by the Company of 2,073,832 shares (the “Plan Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable pursuant to the Kinsale Capital Group, Inc. 2016 Omnibus Incentive Plan (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion stated herein, we have examined and relied upon the following:

(a)	the Plan;

(b)	the Registration Statement in the form to be filed with the Commission on the date hereof;

(c)	a copy of the Company’s Certificate of Incorporation, as amended and in effect prior to July 28, 2016, certified by the Secretary of State of the State of Delaware and certified pursuant to the Secretary’s Certificate;

(d)	a copy of the Company’s Amended and Restated Certificate of Incorporation, as in effect since July 28, 2016, certified by the Secretary of State of the State of Delaware and certified pursuant to the Secretary’s Certificate;

(e)	a copy of the Company’s Bylaws, as in effect prior to July 28, 2016, certified pursuant to the Secretary’s Certificate;

Kinsale Capital Group, Inc.
August 1, 2016

(f)	a copy of the Company’s Amended and Restated By-Laws, as in effect since July 28, 2016, certified pursuant to the Secretary’s Certificate;

(g)	a copy of certain resolutions of the Board of Directors of the Company, relating to the Plan, the Registration Statement and related matters, certified pursuant to the Secretary’s Certificate;

(h)	the action by written consent of the then-existing stockholders of the Company, dated July 18, 2016;

(i)	a certificate, dated the date hereof, from the Secretary of State of the State of Delaware, with respect to the Company’s existence and good standing in the State of Delaware;

(j)	a specimen certificate representing the Common Stock; and

(k)	the forms of award agreements under the Plan.

We  have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including those in the Secretary’s Certificate.

We do not express any opinion with respect to the laws of any jurisdiction other than (i) the General Corporation Law of the State of Delaware and (ii) to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). We do not express any opinion as to the effect of any non-Opined on Law on the opinion stated herein. The Plan Shares may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Kinsale Capital Group, Inc.
August 1, 2016

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Plan Shares have been duly authorized by the Company and, when awarded by the Board of Directors of the Company or a duly authorized committee thereof and issued and paid for in accordance with the terms of the Plan and the applicable award agreements under the Plan, the Plan Shares will be validly issued, fully paid and nonassessable.

In addition, in rendering the foregoing opinion we have assumed that:

(a)	the certificates evidencing the Plan Shares will be signed by one of the authorized officers of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar and will conform to the specimen certificate examined by us evidencing the Common Stock;

(b)	the consideration received by the Company for each Plan Share delivered pursuant to the Plan will not be less than the par value per share of the Common Stock; and

(c)	the Company and recipient of an award under the Plan will have executed an award agreement relating to such award in accordance with the terms of the Plan.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP